UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2014

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16803 Dallas Parkway Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Items 2.03 and 3.02 is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

Between December 29 and 31, 2014, TransAtlantic Petroluem Ltd. (the “Company”) sold $37.7 million of convertible notes (the “Notes) in a non-brokered private placement. In addition, the Company received subscriptions for an additional $9.7 million of Notes on December 30, 2014. The Company expects to receive payment for these $9.7 million of Notes on Wednesday, January 7, 2015. The Notes bear interest at a rate of 13.0% per annum and mature on July 1, 2017. The Notes may be converted, at the election of holder, any time after July 1, 2015, into common shares of the Company (the “Common Shares”) at a conversion price of $6.80 per share.

The Company has the right to redeem the Notes at a premium, beginning July 1, 2015, with the holder having the right to convert the Notes prior to the date of redemption. The Company must offer to repurchase some or all of the Notes upon certain extraordinary corporate events. The Company has agreed to exchange the Notes for substantially identical notes issued pursuant to an indenture (the “Exchange Notes”) and thereafter to file a shelf registration statement no later than May 1, 2015 covering the resale of the Exchange Notes and Common Shares issued upon conversion.

The Notes are senior unsecured obligations and are structurally subordinated to all indebtedness of the Company’s subsidiaries.

Each of the following is an “Event of Default” under the Notes:

(a) the Company defaults in the payment of principal of or interest on the Note when the same becomes due and payable and such default continues for 15 days after the Company has received written notice thereof;

(b) the Company fails to observe or perform any other covenant or agreement contained in the Note and such default continues for 30 days after the Company has received written notice thereof;

(c) the Company fails to make any payment of principal of or interest on any indebtedness for money borrowed when due after giving effect to any applicable grace periods (whether due by acceleration or otherwise) and the aggregate amount of all such past-due indebtedness (including indebtedness accelerated pursuant to the terms thereof) shall be equal to or greater than $10.0 million; or

(d) the Company (i) commences a voluntary case concerning itself under any bankruptcy law now or hereafter in effect, or any successor thereof; (ii) is the object of an involuntary case under any bankruptcy law; or (iii) commences any, or is the object of an involuntary, insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding (whether voluntary or involuntary) relating to the Company or its property.

Dalea Partners, LP, an entity indirectly owned 100% by the Company’s chairman and chief executive officer, N. Malone Mitchell 3rd and his wife, purchased $2.0 million of the Notes on December 29, 2014. Wil Saqueton, the Company’s vice president and chief financial officer, purchased $100,000 of the Notes on December 29, 2014. Matthew McCann, the Company’s general counsel and corporate secretary, purchased $200,000 of the Notes on December 31, 2014.

Item 3.02 Unregistered Sales of Equity Securities.

Convertible Notes. The information set forth in Item 2.03 is hereby incorporated by reference into this Item 3.02.

The issuance of the Notes was made pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933, as amended (“Regulation D”), for sales to “accredited investors” (as such term is defined in Rule 501 of Regulation D). Each purchaser has represented to the Company that it is an “accredited investor.” The Notes also contained appropriate transfer restriction legends.

Warrants. On December 31, 2014, the Company issued 134,169 common share purchase warrants (the “Warrants”) to Mr. Mitchell pursuant to a warrant agreement (the “Warrant Agreement”). These Warrants were issued to Mr. Mitchell as a shareholder of the entity Gṻndem Turizm Yatirim ve Işletmeleri Anonim Şirketi (“Gundem”), which agreed to pledge its primary asset, a Turkish resort, in exchange for an extension of the maturity date of a credit agreement between the Company and a Turkish bank. As consideration for the pledge of the Gundem resort, the independent members of the Company’s board of directors approved the issuance of the Warrants to be allocated in accordance with each shareholder’s ownership percentage of Gundem. Pursuant to the Warrant Agreement, the Warrants are immediately exercisable, expire 18 months from the date of the release of the pledge on the Gundem resort, and entitle the holder to purchase one Common Share for each Warrant at an exercise price of $5.99 per share.

The issuance of the Warrants was made pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and Rule 506 of Regulation D, for sales to “accredited investors” (as such term is defined in Rule 501 of Regulation D). Each Warrant holder has represented to the Company that it is an “accredited investor.” The Warrants also contained appropriate transfer restriction legends.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2015

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Matthew W. McCann
Matthew W. McCann
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release.